Exhibit 10.4.2
Schedule identifying agreements, entered into between GLG Partners, Inc. and each of the following persons, substantially identical to the Non-Competition Agreement constituting Exhibit 10.4.1.
1.	Pierre Lagrange

2.	Emmanuel Roman